Exhibit 99.1

Marshall Edwards, Inc.

Contact:	Pete De Spain
Sr. Director, Investor Relations &
Corporate Communications
858-792-3729
pete.despain@marshalledwardsinc.com
MARSHALL EDWARDS APPOINTS ONCOLOGIST CHRISTINE WHITE TO
BOARD OF DIRECTORS
San Diego — August 10, 2010 — Marshall Edwards, Inc. (Nasdaq: MSHL), an oncology company focused on the clinical development of novel anti-cancer therapeutics, announced today the appointment of Christine A. White, M.D., to its board of directors. Dr. White replaces Professor Paul J. Nestel, who has served as a director since April 2001.
“Dr. White brings a unique and valuable perspective to our board as we continue to build a world-class oncology organization here in the U.S.,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer of Marshall Edwards. “Her deep understanding of drug development and regulatory affairs coupled with her years of experience treating patients as a clinical oncologist will be a valuable asset to the company.”
Dr. White was with Biogen Idec from 1996 to 2005, most recently as Senior Vice President, Global Medical Affairs, where she played an integral role in the clinical development, regulatory affairs and commercialization of oncology drugs Rituxan® and Zevalin®. Previously, she served as the Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center in San Diego, and in the Department of Medicine at Scripps Memorial Hospitals in La Jolla and Encinitas, California, most recently as Chairman.
Dr. White currently serves as a member of the board of directors of Arena Pharmaceuticals, a clinical-stage biopharmaceutical company, and Genoptix, a specialized laboratory services provider. She also served as a director of Pharmacyclics, a biopharmaceutical company, and Monogram Biosciences, a life sciences company, until its acquisition by LabCorp in August 2009. Dr. White earned her B.A. in Biology and her M.D. from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology.
“I am very pleased to welcome Dr. White to the board and look forward to working with her as we strive to build long-term shareholder value,” said Professor Bryan R.G. Williams, Chairman of the board of directors of Marshall Edwards. “I also want to take this opportunity on behalf of the entire board to thank Professor Nestel for his years of dedicated service to Marshall Edwards.”

About Marshall Edwards, Inc.
Marshall Edwards, Inc. (NASDAQ: MSHL) is a San Diego-based oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from an investigational isoflavone technology platform, which has generated a number of novel compounds characterized by direct targeting of tumor metabolism. Specifically, these compounds are believed to target an enzyme present in the cell membrane of cancer cells, thereby inhibiting the production of pro-survival proteins within the cell. Marshall Edwards has licensed rights from Novogen Limited (ASX: NRT; NASDAQ: NVGN) for oncology drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128. For more information, please visit www.marshalledwardsinc.com.
Rituxan is a registered trademark of Genentech.
Zevalin is a registered trademark of Biogen Idec.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.
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